March 9, 2000

Mr. Mark Wheeler
Sky E-Com Corporation

17300 17th Street Suite J-117
Tustin, CA 92680

RE: Letter of Intent

Dear Mark:

1. This letter sets forth the present intention of Sky E-Com Corporation ("Client"), their transportation partner ("Customer") and BuyNow Inc. ("BuyNow") to negotiate in good faith a proposed agreement (the "Service Agreement") under which BuyNow would perform services related to Client's desire to perform electronic commerce and fulfill Customer orders via Client's tablet technology. The parties will use reasonable efforts to sign the Definitive Agreement by May 30, 2000. After that date, either party may, in its sole discretion, for any reason whatsoever, terminate negotiations by giving written notice to the other party. If negotiations are terminated by either party, it shall be without liability to the other.

2. Until such time that the Service Agreement is signed by both parties or negotiations have been terminated in accordance with section 1, Client will not discuss or solicit a similar agreement with any other electronic commerce service providers.

3. Regarding confidentiality, Client and BuyNow shall hold in confidence and shall not disclose or use any non-public information of a confidential nature which they receive or obtain in connection herewith.

4. Except for the agreement to negotiate in good faith and the agreements set forth in sections 2, 3, 4, and 5 herein, this letter constitutes only a non-binding statement of the parties' present intentions. Except as set forth herein, neither this letter, nor any prior dealings, discussions or communications between the parties, shall be construed as evidence of any form of offer, acceptance or binding contract. Unless and until the parties execute the Service Agreement, neither party shall have any contractual or other binding obligation to the other, except as set forth herein.


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5.   As to the binding  portions of this  agreement,  this letter sets forth the entire agreement of the parties, superceding all prior oral or written agreements, understandings, representations, and courses of conduct between the parties on the subject matter hereof. The provisions of this letter may not be amended, waived or modified except in a writing signed by both parties. The validity, interpretation, enforceability and performance of this letter shall be governed by and construed in accordance with the laws of the State of California, without reference to its conflicts of law rules.

     Please confirm that the foregoing is acceptable to you by signing, dating and returning a copy of the letter to us.

     Sincerely,

     BuyNow, Inc.                            Sky E-Com Corporation
     21 Brookline                            17300 17th Street Suite J-117
     Aliso Viejo, CA   92656                 Tustin, CA  92680
     (tel) 949.389.5703                      (tel) 949.716.7276



     By: /s/Scott Hudson                      By: /s/Mark W. Wheeler
         ------------------                       --------------------
     Name: Scott Hudson                       Name:  Mark W. Wheeler

    Title:  VP Development                    Title: President and CEO

    Date:   9 March 2000                      Date:  9 March 2000
    ------------------------                  --------------------------

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